Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the date shown on the signature page, with employment to commence on or before August 1, 2009 (the date such employment commences is the “Effective Date”) by and between THOMAS C. HANSEN, a resident of the State of Texas (“Executive”), and HEELING SPORTS LIMITED, a Texas limited partnership (“Company”, and together with Executive, the “Parties” and each a “Party”).

WHEREAS, Company is engaged in the commercial enterprise of selling wheeled footwear, other athletic footwear, and related products and services (the “Business”);

WHEREAS, Company recognizes that Executive’s substantial skills and expertise will be useful to the Business and desires to provide for the employment of Executive on the terms and conditions provided in this Agreement;

WHEREAS, Executive is willing to commit to serve Company in the capacity and on the terms and conditions provided in this Agreement; and

WHEREAS, in order to effect the foregoing, Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Scope of Employment.

1.1          Employment.  Subject to the terms and conditions set forth herein, Company agrees to employ Executive during the Employment Term (as defined below), and Executive hereby commits to accept such employment as set forth in Section 4.1.  Executive will hold the office of “President and Chief Executive Officer” (“President and CEO”) of Heelys, Inc., a Delaware corporation (“Parent”), during the Employment Term, and will perform the services described in Section 3 (the “Services”) as assigned to Executive by the Board of Directors (the “Board”) of the Parent, its designee, the Chairman of the Board (“COB”), or the COB’s designee.

1.2          Place of Performance.  Executive will perform the Services based out of an office at Company headquarters (currently in Carrollton, Texas), but Executive will be required to travel as reasonably required for performance of the Services.

2.             Representations, Warranties, Covenants, and Acknowledgements.  Executive hereby represents, warrants, covenants, and acknowledges to Company as follows:

2.1          No Conflict or Breach.  The execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree by which Executive is bound.

2.2          Disclosed Previous Agreements.  Prior to the Effective Date, Executive has provided Company a true and correct copy of Executive’s employment agreement(s) with previous employer(s), and, as of the Effective Date, Executive has not violated any lawful obligations to any previous employer.  Executive acknowledges Company’s instructions not to breach any such lawful obligations.

2.3          No Use of Previous Employer Information.  During the Employment Term and thereafter, Executive will not use or disclose to Company, Parent, affiliate, subsidiary, investor, owner, shareholder, franchisee, franchisor or other related entity (each a “Related Entity”) of Company, or to any other Person (as defined below), any confidential or proprietary information or trade secrets of any of Executive’s previous employer(s) or any Related Entity of such employer(s), and will not bring onto Company’s premises, or access, such confidential or proprietary information or trade secrets, unless consented to in writing by such employer(s) or Related Entity and then only with the prior written authorization of Company.  For purposes of this Agreement, “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and/or a governmental entity or any department, agency, or political subdivision thereof.

2.4          Understands Agreement.  Executive acknowledges that Executive has read this Agreement before signing it, has consulted and been advised by counsel about it, and fully understands its purposes, terms, and provisions, which Executive hereby expressly acknowledges to be reasonable in all respects.

2.5          Material Breach.  Executive acknowledges that any breach of Section 2 (including subparts) by Executive will constitute a material breach of this Agreement.

3.             Duties and Responsibilities.

3.1          President and CEO.  During the Employment Term, Executive’s duties and responsibilities will be those typically performed by a President and CEO of a nationwide commercial enterprise in the Business, and otherwise as reasonably and lawfully directed by the Board, its designee, by the COB or the COB’s designee.  Company may adjust the duties and responsibilities of the Executive notwithstanding the specific title set forth in Section 1.1, based upon Company’s needs from time to time; provided that such adjusted duties are consistent with duties and responsibilities of a senior executive officer of an enterprise of comparable size to the Company.  Executive will devote substantially all of Executive’s business time, energy, and skill to performing the Services and will perform all obligations hereunder diligently, faithfully, and to the best of Executive’s abilities, except during times of vacation, illness, incapacity, or other approved leave.  Executive shall strictly adhere to and obey all applicable policies and practices now in effect or subsequently promulgated or revised governing the conduct of employees of Company.  In the event of conflict or inconsistency between this Agreement and the employee policies and written manuals of Company, the terms of this Agreement shall govern.  Company will review Executive’s performance on an annual basis, through the COB or the COB’s designee.

3.2          Board.  During the Employment Term, Executive shall serve, if elected or appointed, as a director of Parent, as a director and officer of any subsidiary or affiliate of Parent, and as a member of any committee of the Board or any committee of the board of directors of any of Parent’s subsidiaries or affiliates.

4.                                      Employment Term; Termination.

4.1          Employment Term.  Subject to the terms and conditions of this Agreement, unless terminated earlier in accordance with the provisions of Section 4.2, Executive’s employment under this Agreement commences on the Effective Date and will continue through and until December 31, 2010 (the “Initial Term”) and shall automatically and repeatedly renew for successive periods of one (1) year each thereafter (each a “Renewal Term” and together with the Initial term, the “Employment Term”) The last date of Executive’s employment with Company is referred to herein as the “Termination Date.”

4.2          Termination.

(a)           Death. This Agreement will automatically and immediately terminate upon the death of Executive, and Executive (e.g., Executive’s heirs or estate) will not be entitled to any Severance Benefits (as defined below).

(b)           Disability.  This Agreement may be terminated by either Party upon written notice to the other in the event Executive becomes unavailable to work due to a Disability (as defined in this Section).  As used herein, “Disability” means Executive’s becoming incapacitated by accident, sickness, or other circumstances that, in the reasonable judgment of Company, renders or is expected to render Executive mentally or physically incapable of performing the essential duties and services required hereunder, where (i) such incapacity has been determined to exist by the disability insurance carrier for Company, or (ii) a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive’s total physical or mental incapacity, Executive’s legal representative) that such incapacity has continued or will continue for at least ninety (90) consecutive calendar days, or 180 non-consecutive calendar days, within a calendar year, or in the absence of agreement by the Company and Executive (or his legal representative), each party shall designate a physician and the two physicians will select a third physician who will make the determination as to Executive’s incapacity.  If Executive’s employment is terminated due to a Disability, Executive will not be entitled to any Severance Benefits.  In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive hereby consents to (x) any examinations that the Board or Compensation Committee of Parent deems relevant to a determination of whether the Executive is mentally and/or physically disabled, or are required by any such designated physician, (y) furnish such medical information as may be reasonably requested, and (z) waive any applicable privilege that may arise because of such examination.

(c)           Cause.  In addition to any other rights or remedies available to Company during the Employment Term, in its sole discretion Company may terminate Executive’s employment for Cause (as defined in this Section) effective immediately upon delivery of written notice to Executive, and Executive will not be entitled to any Severance Benefits.  As used herein, “Cause” means any of the following:  (i)  that Executive has materially neglected, failed, or refused to render the Services or perform any other material duties or obligations under this Agreement; (ii) that Executive has otherwise materially violated any provision of this Agreement, including, without limitation, violation of Company policies regarding drugs and alcohol, discrimination, harassment, retaliation, honesty, confidentiality, and/or other employee misconduct, whether now in effect or subsequently promulgated or revised; (iii) Executive’s conviction for, or entry of a plea of no contest with respect to, any felony, crime of moral turpitude, or other crime that adversely affects or (in Company’s reasonable judgment) may adversely affect Company, the ability of Executive to provide the Services, or any of the other Company Parties (as defined below); (iv) any act or omission of Executive involving fraud, theft, dishonesty, disloyalty, or illegality with respect to, or that harms or embarrasses or (in Company’s reasonable judgment) may harm or embarrass, Company or any of the other Company Parties; or (v) any act or omission of Executive constituting the knowing or intentional violation of applicable law with respect to, or that harms or embarrasses or (in Company’s reasonable judgment) may harm or embarrass, Company or any of the other Company Parties; provided, however, that with respect to clauses (i) and (ii) of this Section, if such breach or violation is susceptible to cure, Company may not terminate Executive’s employment for Cause unless Company provides Executive with written notice specifying such breach or violation, in reasonable detail, and Executive fails to cure or remedy such breach or violation within fifteen (15) days after receipt of such notice; provided further, that the Board of Company shall have the sole discretion to determine whether such a breach or violation is subject to cure, and if so, whether the Executive successfully effected a cure following notice.

(d)           Good Reason.  Executive may terminate employment with Good Reason at any time upon notice to Company.  For the purpose of this Agreement, “Good Reason” means, in the absence of Executive’s consent:  (A) the material breach by Company of any material compensation or material benefit obligation to Executive under this Agreement; or (B) a material reduction in Executive’s Base Salary; (C) a material diminution in Executive’s authority, duties or responsibilities; or (D) a change in the location of the headquarters of the Company such that Executive’s current residence in Dallas County, Texas would be more than 75 miles from such new headquarters; provided, however, that Good Reason shall only exist if the Company fails to correct or cure the Good Reason condition within a period of forty-five (45) days, after being provided with written notice (describing the Good Reason condition in reasonable detail) by Executive within thirty (30) days of the initial existence of the alleged Good Reason condition.   If Executive has resigned for Good Reason in accordance with this paragraph, then Executive will be entitled to the Severance Benefits provided in Section 7.2(a).

(e)           Discretionary.

(i)            By Executive Upon Notice.  Executive may terminate his employment effective as of the end of the Employment Term, by providing Company with a written notice of non-renewal at least ninety (90) days prior to the end of the Employment Term, in which event Executive will not be entitled to any Severance Benefits.  If such a notice of non-renewal is given, then employment pursuant to this Agreement will continue until the end of the Employment Term; provided, however, that upon receipt of such a notice, Company may instruct Executive in writing to cease work pursuant to this Agreement, not to report to Company’s offices, and/or not to attend any Company business functions, ceasing Executive’s compensation and benefits pursuant to this Agreement as of the effective date of such instructions, and creating an earlier Termination Date than noticed by Executive, without otherwise affecting the denial of Severance Benefits; provided further, that Executive will receive compensation and benefits pursuant to this Agreement for two (2) weeks following the effective date of such instructions.

(ii)           By Executive Without Notice.  Executive may terminate employment at any time without Good Reason and without the formal notice and completion of the Employment Term as provided in Section 4.2(e)(i), in which event Executive will not be entitled to any Severance Benefits.  In response to such a termination by Executive, Company may instruct Executive to cease work pursuant to this Agreement, not to report to Company’s offices, and/or not to attend any Company business functions, ceasing Executive’s compensation and benefits pursuant to this Agreement as of the effective date of such instructions, and creating an earlier Termination Date than planned or noticed by Executive, without otherwise affecting the denial of Severance Benefits.

(iii)          By Company Without Notice.  Company may terminate Executive’s employment at any time without Cause upon written notice to Executive in which event Executive will be entitled to the Severance Benefits provided in Section 7.2(a).

5.                                      Salary, Bonus, and Business Expenses.

5.1          Base Salary.  During the Employment Term, Company will pay Executive a base salary at the rate of FOUR HUNDRED THIRTY THOUSAND DOLLARS AND NO/100 ($430,000.00) per annum (the “Base Salary”), payable in regular installments in accordance with Company’s general payroll practices and subject to all applicable deductions and withholdings as allowed by law.  Executive’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.  Executive’s pay may be changed by Company from time to time, as Company deems appropriate in its sole discretion (but may not be decreased without Executive’s consent), by way of an addendum or other documentation, without otherwise affecting this Agreement (except as may be set forth in such addendum or other documentation).  Notwithstanding any change in pay, the employment of Executive will be construed as continuing under this Agreement, without the necessity of Executive’s execution of any further instrument.

5.2          2009 Bonus.  If Executive remains continuously employed pursuant to this Agreement through December 31, 2009, then Company will pay Executive a one-time bonus of SEVENTY-FIVE THOUSAND DOLLARS AND NO/100 ($75,000.00) to be made in a single sum cash payment on or before March 15, 2010 (the “Guaranteed Bonus”).

5.3          Annual Bonus.  During the Employment Term (beginning with the 2010 calendar year and thereafter), Executive will be eligible for an annual incentive bonus (the “Annual Bonus”).  The opportunity to earn an Annual Bonus and the amount of any Annual Bonus will be determined in accordance with criteria (“Bonus Criteria”) established by the Board or Compensation Committee of Parent.  Executive acknowledges that application of the Bonus

Criteria will be discretionary, with discretion resting with the Board or Compensation Committee of Parent.  Payment of the Annual Bonus, if any, will be made in a single sum cash payment between January 1 and March 15 of the calendar year following the calendar year in which the Annual Bonus is earned.  The amount and/or basis for earning the Annual Bonus may be changed by Company from time to time, as Company deems appropriate in its sole discretion, by way of an addendum or other documentation, without otherwise affecting this Agreement (except as may be set forth in such addendum or other documentation).  Notwithstanding any such change in the Annual Bonus, the employment of Executive will be construed as continuing under this Agreement, without the necessity of Executive’s execution of any further instrument.

5.4          Business Expenses.  Subject to Executive’s compliance with all applicable expense policies and procedures, Company will reimburse Executive for all reasonable travel, lodging, long distance telephone, and other business costs and expenses reasonably incurred by Executive to render Services pursuant to this Agreement.  Notwithstanding the preceding sentence, or any provision in the applicable expense reimbursement policy or procedure to the contrary, if an expense reimbursement would constitute taxable income to Executive:  (a) the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement by Company of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense is incurred; and (c) the right to reimbursement for expenses shall not be subject to liquidation or exchange for another benefit.

5.5          Tax Withholding; Offsets.  Company may deduct from any compensation or other amount payable to Executive under this Agreement, social security (FICA) taxes and all federal, state, municipal, or other such taxes or governmental charges as may now be in effect or that may hereafter be enacted or required.  Executive further authorizes Company to make deductions from Executive’s compensation, including, without limitation, Executive’s final paycheck, that are necessary for Company to recover for property damages or property not returned by Executive, and/or to recover overpayments, improper expenses, loans, and/or advances paid to Executive.

6.                                      Benefits.

6.1          Benefit Plans.  During the Employment Term, Executive will be entitled to participate in all employee benefit plans and programs and to receive all benefits for which similarly situated executives within Company generally are eligible under any plan or program now in place or established later by Company, on the same basis as such executives.  Executive’s benefits may be changed by Company from time to time, as Company deems appropriate in its sole discretion, without otherwise affecting this Agreement.  Nothing in this Agreement will preclude Company from amending or terminating any of the benefit plans or programs applicable to Executive as long as such amendment or termination is applicable to all similarly situated employees.  Notwithstanding any change in benefits, the employment of Executive will be construed as continuing under this Agreement, without the necessity of Executive’s execution of any further instrument.

6.2          Vacation.  While employed by Company, Executive will be entitled to four (4) weeks of paid vacation per calendar year, to be accrued and taken in accordance with Company’s normal vacation policy applicable to senior executives.  Executive’s vacation term for any partial year will be prorated based upon the number of days of Executive’s employment in such year.  Accumulation and payment of vacation benefits, and loss of unused vacation time, if any, shall be determined and governed in accordance with Company policy and procedure.

6.3          Stock Options, Restricted Stock Award or Stock Appreciation Rights.  Within 180 days of the date of this Agreement, Company shall grant to Executive pursuant to the terms of the Heelys, Inc. 2006 Stock Incentive Plan an option to purchase 350,000 shares of Parent’s common stock, at a purchase price per share equal to 100% of the fair market value per share of common stock on the date of such grant, such options shall vest and become exercisable in four equal cumulative annual installments of one-fourth (1/4th) each on each successive anniversary of the Effective Date and shall contain such other vesting provisions as are provided in the option agreements, which shall be in a form substantially the same as the form of option agreement previously provided to Executive.

7.                                      Rights On Termination.

7.1          Without Severance Benefits.  If Executive’s employment under this Agreement is terminated by reason of Executive’s death or Disability pursuant to Sections 4.2(a) or 4.2(b), by Company for Cause pursuant to Section 4.2(c), by Executive without Good Reason pursuant to Sections 4.2(e)(i) or 4.2(e)(ii), then all further rights of Executive (or as applicable, of Executive’s heirs or estate) to employment and/or compensation and benefits from Company under this Agreement shall cease as of the Termination Date, except that Company will pay Executive (or as applicable, Executive’s heirs or estate) the following:

(a)           any amount of unpaid Base Salary earned by Executive through the Termination Date, paid in the same manner and on the same date as would have occurred if Executive’s employment under this Agreement had not ceased;

(b)           any amount of unpaid Guaranteed Bonus, Annual Bonus or other bonus that Company in its sole discretion may deem to be earned by Executive through the Termination Date, paid in the same manner and on the same date as would have occurred if Executive’s employment under this Agreement had not ceased; provided, however, that no Annual Bonus will be paid for any partial year of work (i.e. for any year during which the Executive was not employed with Company throughout that year, through and including the last day of the year);

(c)           all unpaid reimbursable expenses due to Executive under this Agreement as of the Termination Date, subject to Executive’s compliance with Company’s expense reimbursement policies, paid in accordance with the terms of Company’s policies, practices, and procedures regarding reimbursable expenses, and subject to the provisions in Section 5.4 as applicable to reimbursements of expenses that constitute taxable income to Executive;

(d)           all unpaid benefits that have been earned by or vested in Executive under, and subject to the terms of, the employee benefit plans, insurance policies, or arrangements of Company in which Executive participated through the Termination Date, paid in accordance with the terms of the employee benefit plans, insurance policies, or arrangements under which such amounts are due to Executive; and

(e)           an amount equal to all accrued and unused vacation pay, calculated in accordance with Company’s vacation policies, practices, and procedures, earned by Executive through the Termination Date, paid in accordance with the terms of Company’s policies, practices, and procedures regarding vacation pay; provided, however, that such payment will be made in a single sum cash payment within sixty (60) days after the Termination Date.

7.2          With Severance Benefits.  Subject to the requirements of Section 7.3, if Executive’s employment under this Agreement is terminated by Executive for Good Reason pursuant to Section 4.2(d) within ninety (90) days of the initial existence of the Good Reason condition, or by Company without Cause, then all further rights of Executive (or as applicable, of Executive’s heirs or estate) to employment and/or compensation and benefits from Company under this Agreement shall cease as of the Termination Date, except that Company will pay Executive (or as applicable, Executive’s heirs or estate) the following severance benefits (“Severance Benefits”), as applicable:

(a)           all payments and compensation pursuant to Section 7.1;

(b)           Executive’s Base Salary for a period of one (1) year, plus an additional period equivalent to four (4) weeks for every year of Executive’s employment with the Company in excess of five (5) years, prorated for partial years of such employment (collectively referred to as the “Severance Period”), as severance pay, capped at a total combined maximum of seventy-eight (78) weeks of Base Salary severance, based upon Executive’s Base Salary as of the Termination Date, and paid in equal installments in accordance with the normal payroll policies of Company, less applicable taxes, payable over the Severance Period commencing on the first regular payroll date of Company following the Release Date (as defined below), without any obligation of Executive to mitigate damages and, no subsequent employment of Executive shall reduce the amount of Severance Benefits provided hereunder; and

(c)           if Executive elects continuation coverage (with respect to Executive’s coverage and/or any eligible dependent coverage) (“COBRA Continuation Coverage”) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to Company’s group health insurance plan, Executive will be responsible for payment of the monthly cost of such COBRA Continuation Coverage; provided, however, that commencing on the first regular payroll date of Company following the Release Date, to the extent allowed by applicable law, Company will reimburse Executive for the monthly premium cost for all COBRA Continuation Coverage (including the premium cost for the period between the Termination Date and the Release Date) net of all premium cost (if any) Executive would have paid had Executive’s employment under this Agreement continued through the Severance Period, within thirty (30) days of each payment of such cost by the Executive, provided further, that such COBRA Continuation Coverage reimbursement payments by Company shall terminate upon the earlier of: (A) the expiration of the maximum period required under COBRA for

COBRA Continuation Coverage, (B) the completion of the Severance Period, or (C) the date Executive becomes eligible for benefits coverage through a new business or employer.

7.3          General Release Requirement.  As a condition precedent to Executive’s entitlement to any Severance Benefits, Executive (or as applicable, Executive’s heirs or estate) must execute and effectuate a general release agreement (“General Release Agreement”) satisfactory to Company, within forty-five (45) days of the Termination Date, that may include without limitation, terms (as applicable) of (a) Executive’s (or as applicable, Executive’s heirs’ or estate’s) general release of Company (with a broad definition of claims released); (b) understanding of General Release Agreement; (c) no Company admission of liability; (d) Executive revocation rights; (e) confidentiality of General Release Agreement; (f) severance payments and benefits contingent on Executive compliance with Sections 8 and 9 of this Agreement; (g) return of Company property; and (h) liquidated damages in the amount of ninety percent (90%) of Severance Benefits actually paid, in the event of Executive’s breach of the terms of Sections 8 and/or 9 of this Agreement. The release shall not, however, include releases of the Company for any indemnification claims by Executive for indemnification of claims brought by other parties against the Executive.  For purposes of this Agreement, the “Release Date” shall be defined as the date that is sixty (60) days from the Termination Date.

7.4          Section 409A: Separation From Service; Delay of Payments.  Notwithstanding any provision to the contrary in this Agreement, no payment or benefit shall be paid pursuant to Section 7 (including subparts) that would be considered “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury regulations or other guidance issued thereunder (“Section 409A”) until Executive has incurred a “separation from service” (as such term is defined under Section 409A).  Further, no payments contemplated by Section 7.2 of this Agreement will be paid during the six-month period following Executive’s Termination Date unless the Company determines that Executive is not a “specified employee” (as that term is defined under Section 409A), or if the Company determines that Executive is a “specified employee,” that paying such amounts would not cause the Executive to incur an additional tax under Section 409A.  The six-month delay described in the preceding sentence shall not apply to the extent (a) the amount of such payment, or any portion thereof, constitutes a “short-term deferral” within the meaning of Section 409A, and (b) to the extent the amount of such payment does not constitute a “short-term deferral,” the amount of such payment, or any portion thereof, does not exceed two times the lesser of (i) the Executive’s annualized compensation based upon the Executive’s annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely had no separation from service occurred), or (ii) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Termination Date occurs.  If the payment of any amount under Section 7.2 is delayed as a result of this Section, on the first regularly scheduled payroll date following the end of the six-month delay period, the Company will pay the Executive a single lump-sum amount in cash equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during such six-month period, without interest.  Thereafter, payments will resume in accordance with this Agreement.  The provisions of this Section shall apply only to the minimum extent necessary, after application of Section 409A, to avoid the Executive’s incurrence of any additional taxes or penalties under Section 409A.  Notwithstanding anything to the contrary contained herein, the Company shall not be responsible for, or have any obligation to reimburse or pay (as damages or otherwise) any taxes or interest charges imposed on the Executive pursuant to Section 409A.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

7.5          Limitation on Payments.  If any Severance Benefits or any other of the Total Severance Benefits (as defined in this Section) constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s payments and benefits under Section 7.2 of this Agreement shall be either (i) paid in full, or (ii) paid as to such lesser extent which would result in no portion of such payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of Total Severance Benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax under Section 4999 of the Code, and further notwithstanding the fact that the Severance Benefits may be reduced to zero after the application of this Section.  For purposes of this Agreement, “Total Severance Benefits” means the severance payments and benefits under Section 7.2 of this Agreement and all other payments and benefits received or to be received by Executive under this Agreement and all payments and benefits (if any) to which Executive may be entitled under any plan, agreement or otherwise upon or as the result of a change of control or the termination of his employment with Company, or both.  This Section is not intended to prevent and shall not result in the prevention of the acceleration and full vesting of any outstanding stock option, restricted stock or stock appreciation right held by Executive if any such acceleration is provided for under the terms of the award or grant agreement related to such stock option, restricted stock or stock appreciation right.  Any determination required under this Section shall be made in writing by Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.6          Position Resignations.  Upon cessation or termination of employment hereunder (unless Executive continues otherwise to be employed by Company or one of its Related Entities), Executive will resign or will be deemed to have resigned from any and all positions as an officer or director, or both, of Company and each of its Related Entities, unless otherwise agreed by the Parties.  If for any reason this Section is deemed to be insufficient to effectuate such resignations, then Executive will, upon Company’s request, execute any documents or instruments that Company may deem necessary or desirable to effectuate such resignations.

8.                                      Non-Disclosure, Non-Competition and Non-Solicitation Covenants.

8.1          Confidential Information.

(a)           Definition.  As used herein, “Confidential Information” means any and all material, data, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical, or otherwise), arrangements, pricing, and/or other information of, or relating to Company or any of its Related Entities, as well as any of their Customers (collectively including Company, the “Company Parties”), that is confidential, proprietary, and/or a trade secret (i) by its nature, (ii) based on how it is treated or designated by any of the Company Parties (including without limitation, designation in this Agreement), (iii) such that its appropriation, use, or disclosure would have a material adverse effect on the business or planned business of any of the Company Parties, and/or (iv) as a matter of law.  All Confidential Information is the property of the respective Company Parties, as applicable, the appropriation, use, and/or disclosure of which is governed and restricted by this Agreement.

(b)           Exclusions.  Confidential Information does not include material, data, and/or information:  (i) that any of the Company Parties has voluntarily placed in the public domain; (ii) that has been lawfully and independently developed and publicly disclosed by third parties; (iii) that constitutes the general non-specialized knowledge and skills gained by Executive during the Employment Term; or (iv) that otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use, or disclosure of Confidential Information by Executive, directly or indirectly, will not affect the protection and relief afforded by this Agreement regarding such information.

(c)           Examples.  Examples of Confidential Information include, without limitation, the following information (including, without limitation, compilations or collections of such information) relating or belonging to any of the Company Parties:  (i) product and manufacturing information, such as manufacturing processes; (ii) scientific and technical information, such as research and development, tests and test results, formulas and formulations, and studies and analysis; (iii) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information, and financial performance information; (iv) Customer related information, such as contracts, engagement and scope of work letters, proposals and presentations, contacts, lists, identities, and prospects, practices, plans, histories, requirements, and needs, price information and formulae, and information concerning Customer products, services, businesses, or equipment specifications;  (v) sales, marketing, and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices, and techniques, and pricing schedules and lists; (vi) database, software, and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software, and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images, and video; (vii) employee related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, abilities, and experience), compensation and needs of employees, representatives, and contractors, and training methods; (viii) business and operations related information, such as operating methods, procedures, techniques, practices and processes, information about acquisition(s), corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses, and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists, and other written and graphic business records; and (ix) Work Product (as defined below).

(d)           Provision.  In consideration of Executive’s obligations and promises in this Agreement, including without limitation Section 8.1(e), Company promises to provide Executive access to Confidential Information as reasonably necessary for the performance of the Services, during the Employment Term.

(e)           Protection.  Both during and after the Employment Term, Executive will not, in any manner, directly or indirectly:  (i) appropriate, download, print, copy, remove, use, disclose, divulge, and/or communicate any Confidential Information to any Person, including (without limitation) originals or copies of any Confidential Information, in any media or format, except for the benefit of the Company Parties within the course and scope of Executive’s employment; or (ii) take or encourage any action which would circumvent, interfere with, or otherwise diminish the value or benefit of Confidential Information to any of the Company Parties.  Executive will use utmost diligence to protect and safeguard the Confidential Information as prescribed in Section 8.1 (including subparts).

(f)            Return and Review.

(i)            At Any Time.  All Confidential Information, and all other information and property affecting or relating to the Business and/or other Company Parties, within Executive’s possession, custody, or control, regardless of form or format, will remain, at all times, the property of the applicable Company Parties.  At any time Company may request, during or after the Employment Term, Executive will deliver to Company all originals and copies of Confidential Information, and all other information and property affecting or relating to the Business of any of the Company Parties, within Executive’s possession, custody, or control, regardless of form or format.  Both during and after the Employment Term, Company will have the right of reasonable access to review, inspect, copy, and/or confiscate any Confidential Information, and any other information and property affecting or relating to the Business of any of the Company Parties, which is within Executive’s possession, custody, or control.

(ii)           Upon Termination.  Upon the Termination Date, Executive shall not retain, and shall immediately return to Company, any and all originals and copies of Confidential Information, and all other information and property affecting or relating to the businesses of other Company Parties, within Executive’s possession, custody, or control, regardless of form or format, without the necessity of a prior Company request.

(iii)          Response to Third Party Requests.  Upon receipt of any formal or informal request, by legal process or otherwise, seeking Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, Executive will promptly and timely notify Company and provide a description and, if applicable, deliver a copy of such request to Company.  Executive irrevocably nominates and appoints Company as Executive’s true and lawful attorney-in-fact, to act in Executive’s name, place, and stead to perform any act that Executive might perform to defend and protect against any disclosure or production of Confidential Information.

8.2          Work Product/Intellectual Property.

(a)           Definition.  As used in this Agreement, the term “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, all similar or related information (in each case whether patentable or not), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights, that are written, conceived, reduced to practice, developed, and/or made by Executive, either alone or with others in the course of Executive’s employment with or other services to Company (including employment or services prior to the Effective Date).

(b)           Assignment.  Subject to the terms of Section 8.2(d), Executive hereby assigns to Company all right, title, and interest to all Work Product that (i) relates to any of the Company Parties’ actual or anticipated Business, research and development, or existing or future products or services, or (ii) is conceived, reduced to practice, developed, or made using any equipment, supplies, facilities, assets, information, or resources of any of the Company Parties (including, without limitation, any intellectual property rights).

(c)           Disclosure.  Subject to the terms of Section 8.2(d), Executive will promptly disclose all Work Product to Company and perform all actions reasonably requested by Company (whether during or after the Employment Term), but at no cost to Executive to establish and confirm the ownership and proprietary interest of any of the Company Parties, as applicable, in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications, and other instruments).  Executive will not file any patent or copyright applications related to any Work Product except with the written consent of Company.

(d)           Exclusions.  Except for any matter(s) listed in the following table, there is no Work Product in existence that Executive claims to be excluded from this Agreement, whether from prior employment with or service to Company, or otherwise.

DATE	DESCRIPTION
None
None

8.3          Restrictive Covenants.  The restrictive covenants stated in this Section 8.3 (including subparts) are independent of and severable from one another.

(a)           Non-Competition During Employment.  During the Employment Term, Executive will not, in any Capacity (as defined below), directly or indirectly, on Executive’s own behalf or on behalf of any other Person, (i) engage in any activity, business, or employment which may detract from Executive’s full performance of the Services or the duties hereunder, or which compete in any manner with Company, or (ii) render any services of a business, commercial, or professional nature, to any other Person, without the prior written consent of the Board or CEO of Company.

(b)           Non-Competition Post-Employment.  During Restricted Period A (as defined below), Executive will not directly or indirectly, in any Capacity, on Executive’s own behalf or on behalf of any other Person, engage in Restricted Activities (as defined below) for a Competing Business (as defined below) within the Geographic Area (as defined below).

(c)           Customer/Other Non-Solicitation.  During Restricted Period A, Executive will not directly or indirectly, in any Capacity, on Executive’s own behalf or on behalf of any other Person, induce, or attempt to induce, any Customer (i) to do business with a Competing Business, regardless of whether Executive initiates contact for such purposes, or (ii) to reduce, cease, restrict, terminate, or otherwise adversely alter business or business relationships with any of the Company Parties, regardless of whether Executive initiates contact for such purposes.

(d)           Executive Non-Solicitation and No-Hire.  During the Employment Term (except to the extent consistent with performance of the Services) and otherwise during Restricted Period B (as defined below), Executive will not directly or indirectly, in any Capacity, on Executive’s own behalf or on behalf of any other Person, (i) solicit, recruit, persuade, influence, or induce, or attempt to solicit, recruit, persuade, influence, or induce, any Person employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant) to cease or leave their employment, contractual, or consulting relationship with any Company Party, regardless of whether Executive initiates contact for such purposes, or (ii) hire, employ, or otherwise attempt to establish any employment, agency, consulting, independent contractor, or other business relationship with, any individual who is or was employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant) at any time during the Reference Period.

8.4          Definitions.  The following definitions are for the purposes of this Agreement, including without limitation, Section 8 (including subparts).

(a)           The term “Assigned Offices” means all offices of Company and/or other Company Parties where Executive worked, was based, was supported, and/or for which Executive was responsible during the Reference Period.

(b)           The term “Capacity” means and includes, without limitation, owning, taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, providing services as a consultant or independent contractor to, or participating in the ownership, management, operation, or control of; provided, however, that this definition does not preclude ownership of less than 5% of the outstanding equity securities of any publicly reporting company.

(c)           The term “Competing Business” means the business of providing, selling, manufacturing, producing, and/or marketing products and/or services that are the same or substantially similar to the products and/or services that Company and/or any of its Related Entities provided, sold, manufactured, produced, and/or marketed during the Reference Period.

(d)           The term “Customer” means any client, customer, contractor, sub-contractor, vendor, supplier, dealer, franchisee, licensor, investor, or other Person in a business relationship with Company (a) for which Executive, or any employees or contractors working under Executive’s supervision, had any direct or indirect responsibility during the Employment Term, or (b) about which Executive learned Confidential Information, or for which Executive had access to Confidential Information, during the Employment Term.

(e)           The term “Geographic Area” means the geographic area encompassed by Executive’s job duties and actual job activities for the Company Parties during the Reference Period.  The term Geographic Area includes, without limitation, (i) the counties encompassing the Assigned Offices, and (ii) any place in the world the Company engages in the Business.

(f)            The term “Reference Period” means the lesser of (a) the Employment Term, or (b) the eighteen (18) months prior to the Termination Date.

(g)           The term “Restricted Activities” means work activities and/or duties that are or include activities or duties that are the same or substantially similar to Executive’s work activities and/or duties for Company and/or any of the other Company Parties during the Reference Period.

(h)           The term “Restricted Period A” means the Employment Term and the twelve (12) month period commencing on the Termination Date.  Restricted Period A will be extended by one day for each day that Executive is determined to be in violation of any restrictive covenant stated in Section 8.3(b) or (c), as determined by a court or arbitrator of competent jurisdiction.

(i)            The term “Restricted Period B” means the Employment Term and the eighteen (18) month period commencing on the Termination Date.  Restricted Period B will be extended by one day for each day that Executive is determined to be in violation of any restrictive covenant stated in Section 8.3(d), as determined by a court or arbitrator of competent jurisdiction.

(j)            The term “indirect,” in reference to the Executive’s actions, includes without limitation, any act by Executive’s spouse, ancestor, lineal descendant, lineal descendant’s spouse, sibling, or other member of Executive’s family.

8.5          Continuous Application.  The restrictive covenants set forth in this Agreement will continue in force even in the event of change in Executive’s job title, position, or duties, unless a new agreement is signed to replace this Agreement.

8.6          Remedies.  Because Executive’s services are unique and Executive has and will have access to Confidential Information, money damages would be an inadequate remedy for any breach of this Agreement.  The restrictive covenants stated in the provisions of Section 8 (including subparts) are without prejudice to Company’s other rights and causes of action at law.  In the event of a breach of this Agreement by Executive, Company will be entitled to all appropriate equitable and legal relief, including, but not limited to: (i) injunctive or other equitable relief to enforce this Agreement or prevent conduct in violation of this Agreement, without the necessity of posting bond or other security (unless otherwise required by applicable law), and (ii) compensatory relief including damages incurred as a result of the breach.  Further, without prejudice to any of Company’s rights or remedies stated herein, in the event of Executive’s breach of any of the covenants stated in Section 8 (including subparts), Company may suspend or terminate payment or other provision of Severance Benefits, and recover as damages the value of all Severance Benefits previously paid or otherwise provided.

9.                                      Statements.

9.1          Media Nondisclosure.  The Executive agrees that during and after the Employment Term, except as may be authorized in writing by Company, the Executive will not directly or indirectly disclose or release to the Media (as defined below) any information concerning or relating to any aspect of the Executive’s employment or termination from employment with Company, any non-public information  related to the business of Company or the other Company Parties, and/or any aspect of any dispute that is the subject of this Agreement.  For the purposes of this Agreement, the term “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.

9.2          Non-Disparagement.  The Executive agrees that during and after the Employment Term, the Executive will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any Customer, which would constitute libel, slander or disparagement of Company or any other Company Party; provided, however, that the terms of this Section shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure.  The Executive further agrees that the Executive will not in any way solicit any such statements, comments or communications from others.

10.                               Miscellaneous.

10.1        Binding Effect.  This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors, representatives, heirs, and permitted assigns, except that Executive’s rights, benefits, duties, and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by Executive.  Executive specifically acknowledges that Company shall have the right to assign this Agreement to Company’s successors or assigns, and hereby consents to such assignment with the need for further execution of any instrument.

10.2        DISPUTES.  SUBJECT TO THE TERMS OF, AND ANY EXCEPTIONS PROVIDED IN, THIS AGREEMENT, ANY AND ALL DISPUTES (AS DEFINED BELOW) WILL BE RESOLVED EXCLUSIVELY THROUGH BINDING ARBITRATION.  THE PARTIES HERETO EACH WAIVE THE RIGHT TO A JURY TRIAL AND EACH WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR REQUIRED BY APPLICABLE LAW.  For the purposes of this Agreement, “Disputes” means any controversy or claim (including without limitation all claims pursuant to common and statutory law) between Executive and Company or any other Company Party, including without limitation, all controversies and claims relating to this Agreement or arising out of or relating to the subject matter of this Agreement, Executive’s employment with Company, and/or Executive’s termination or resignation from employment with Company, regardless of whether the employment termination or resignation is voluntary, involuntary, for Cause, or not for Cause.  The consideration for this Agreement includes the Parties’ mutual agreement to arbitrate their Disputes.  Section 10.2 (including sub-parts) shall be construed and enforced under the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

(a)           In addition to other remedies available at law, injunctive relief may be sought in arbitration.  However, as a narrow exception to binding arbitration under this Agreement, the Executive and Company shall each have the right to initiate an action in a court of competent jurisdiction in the Agreed Venue (as defined below) to request injunctive or other equitable relief regarding the terms of this Agreement.  Evidence adduced in such a proceeding may be used in arbitration as well.  The following claims are excluded from binding arbitration under this Agreement:  claims for workers’ compensation benefits or unemployment benefits; claims for replevin; claims arising under the National Labor Relations Act, 29 U.S.C. §§ 151-169, including but not limited to 29 U.S.C. § 157; and claims for which a binding arbitration agreement is invalid as a matter of law.

(b)           The arbitration shall be administered by a single local arbitrator with JAMS in accordance with its then-current applicable rules and procedures for employment disputes.  If for any reason JAMS cannot serve as the arbitration administrator, then the American Arbitration Association (AAA) shall serve as arbitration administrator under all applicable terms of this Agreement.  Subject to the procedures of the arbitration administrator, the arbitrator shall render a decision in arbitration strictly in accordance with applicable law.

(c)           The fees charged by the arbitration administrator and/or the individual arbitrator shall be borne by Company, except for any initial registration fee, which the Executive and Company shall bear equally.  Otherwise, subject to the terms of this Section and Section 10.12(c) the Executive and Company shall each bear their own costs, expenses, and attorneys’ fees incurred in arbitration.  Executive may but is not required to have the representation of counsel in arbitration.  Within the arbitrator’s discretion, the Party that prevails in arbitration may recover its arbitration expenses, its portion of the fees and costs charged by the arbitration administrator, and the fees of the arbitrator, as applicable, no matter which Party made the initial complaint.

(d)           Both during and after the entire arbitration process as contemplated herein, the arbitration itself and information and discovery disclosed in the arbitration process (“Arbitration Information”) shall be maintained in strictest confidence by the Parties and their counsel and by the authorized party to whom Arbitration Information is disclosed.  Arbitration Information may be used, possessed, and disclosed only as allowed in this Agreement, and only for the purposes of arbitration and related proceedings pursuant to this Agreement, and for no other purpose whatsoever.  Accordingly, without limitation, Arbitration Information may not be disclosed:  (1) to any judicial, governmental, regulatory, administrative, arbitral, corporate, or other entity not administering arbitration under this Agreement or hearing a review of the arbitration decision (to the extent such review is allowed by applicable law); (2) to any member of the general public; or (3) to the Media; provided, however, that Arbitration Information may be disclosed:  (A) to the Parties and their respective advisors, consultants and experts (and such Parties’ authorized employees and agents); (B) to the arbitrator and arbitration administrator (and their authorized staffs); (C) to fact witnesses reasonably expected to offer relevant evidence in an arbitration proceeding; (D) as ordered by or for the purpose of an arbitration appeal to a court of competent jurisdiction; and (E) to any Person by Company or any of its Related Entities, to the extent required by law or the rules and regulations of the Securities and Exchange Commission or any applicable stock exchange.  The arbitrator shall, upon request, issue all prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of same.

10.3        Settlement of Existing Rights.  In exchange for the other terms of this Agreement, Executive acknowledges and agrees that: (a) Executive’s entry into this Agreement is a condition of employment with Company; (b) except as otherwise provided herein, this Agreement will replace any existing similar or overlapping agreement between the Parties and thereby act as a novation, if applicable; (c) in consideration for this Agreement, Executive will be provided with access to proprietary information, trade secrets, and other Confidential Information to which Executive has not previously had access; (d) all Work Product developed by Executive during any past employment with Company, and all goodwill developed with the Customers and/or other business contacts by Executive during any past employment with Company is the exclusive property of Company; and (e) all Company information and/or specialized training accessed, created, received, or utilized by Executive during any past employment with Company, will be subject to the restrictions on Confidential Information described in this Agreement, as applicable, whether previously so agreed or not.

10.4        Section 409A Compliance.  If Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or to preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.

10.5        Headings.  The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

10.6        Notices.

(a)           All notices, consents, requests and other communications hereunder will be in writing and will be sent by hand delivery or by FedEx or another recognized national overnight courier service as set forth below:

If to Company:

Heeling Sports Limited

c/o Chief Executive Officer

3200 Belmeade Drive, Suite 100

Carrollton, TX 75006

with a copy to:

Heelys, Inc.

c/o Chief Executive Officer

3200 Belmeade Drive

Suite 100

Carrollton TX  75006

If to Executive:

Thomas C. Hansen

At such address as Executive advises the Company from time to time

[

(b)           Notices delivered pursuant to Section 10.6 (including subparts) will be deemed given:  (i) at the time delivered, if personally delivered; and (ii) one (1) business day after timely delivery to the courier, if sent overnight (next day) by FedEx or other overnight courier service.  Any Party may change the address to which notice is to be sent by written notice to the other Party in accordance with Section 10.6.

10.7        Counterparts; Fax Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same Agreement.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature will be deemed an original and will bind such Party.

10.8        Entire Agreement.  This Agreement and all other agreements specifically incorporated herein are intended by the Parties to be the final and complete expression of their agreement with respect to the subject matter hereof and are the complete and exclusive statement of the terms and conditions thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore or simultaneously made.  This Agreement may be modified only by a written instrument signed by each of the Parties.

10.9        Severability.  The unenforceability or invalidity of any provision of this Agreement will not affect the validity or enforceability of any remaining provisions hereof, but such remaining provisions will be construed and interpreted in such a manner as to carry out fully the intent of the Parties hereto; provided, however, that should any judicial or arbitral authority interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope, or otherwise, it is the intent and desire of the Parties that such judicial or arbitral authority reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.  A determination that any provision of this Agreement is unenforceable or invalid in one jurisdiction will not affect the enforceability or validity of such provision in another jurisdiction.

10.10      Waiver.  No waiver, termination, or discharge of this Agreement, or any of the terms or provisions hereof, will be binding upon either Party unless confirmed in writing.  No waiver by either Party of any term or provision of this Agreement or of any default hereunder will affect such Party’s right thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

10.11      Interpretation.  Should a provision of this Agreement require judicial or arbitral interpretation, the judicial or arbitral authority interpreting or construing the Agreement will not apply the assumption that the terms hereof will be more strictly construed against one Party by reason of the rule of construction that an instrument is to be construed more strictly against the Party which itself or through its agents prepared this Agreement, it being agreed that both Parties and/or their attorneys and other agents have participated in the preparation of this Agreement equally.

10.12      Applicable Law.

(a)           Choice of Law.  All questions concerning the construction, validity, and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.  Should any provision of this Agreement, including, without limitation, any provision relating to compensation, be found to be in violation of any applicable law, rule, or regulation, the Parties will execute an amendment to this Agreement to bring such provision into compliance with any such law, rule or regulation, as the case may be.

(b)           EXCLUSIVE VENUE.  THE PARTIES CONSENT AND STIPULATE THAT THE EXCLUSIVE VENUE OF ANY ARBITRATION PROCEEDING AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT SHALL BE DALLAS COUNTY, TEXAS (the “Agreed Venue”). For this purpose, the Parties also expressly consent to personal jurisdiction in the Agreed Venue.

(c)           Attorneys’ Fees and Costs.  If either party hereto brings any action in arbitration or in court to enforce any rights hereunder, the prevailing party shall be entitled to receive from the non-prevailing party in any such action its costs and reasonable attorneys fees incurred in connection with such action, including any appeals.

10.13      No Third Party Beneficiaries.  Notwithstanding any other term or provision of this Agreement, there are no third party beneficiaries to this Agreement, and none are intended.  No third party has standing to enforce this Agreement.

10.14      Survival.  The terms of this Agreement, to the extent that they apply post-employment, shall survive the termination of this Agreement (regardless of the basis for termination), and remain in full force and effect based on the terms as stated.

[Intentionally Blank;  Continue to Signature Page]

THIS AGREEMENT INCLUDES PROVISIONS FOR BINDING ARBITRATION AND RESTRICTIVE NON-COMPETE COVENANTS.

IN WITNESS WHEREOF, the Parties have executed this Agreement on July 17, 2009, to be effective as of the Effective Date.

“Company”
Heeling Sports Limited, a Texas limited partnership

By:	Heeling Management Corp.,
its Sole General Partner

By:	/s/ Lisa K. Peterson
Name: Lisa K. Peterson
Title: Chief Financial Officer

*************************

“Executive”

Thomas C. Hansen

/s/ Thomas C. Hansen